EXHIBIT 10.8

EMPLOYEE CONFIDENTIALITY AND PROPERTY AGREEMENT

As part of the consideration to be paid to Brett Bennett, hereinafter ("Bennett") by ReoStar Energy Corporation, hereinafter ("the Company") and as a consideration of his employment by the Company, Bennett agrees to the provisions set forth below. "The Company", as used in this agreement, includes not only the Company itself but also any subsidiaries.

1.	Non-Competition and Non-Solicitation.

A. Employ, attempt to employ or solicit for employment by any other person or entity, any Company employee.

B. Encourage any vendor, supplier, independent contractor or any other person or entity to end their relationship or to stop doing business with Company.

C. Directly or indirectly solicit or attempt to solicit to obtain business from any of Company's customers with whom Bennett had contact or about whom Bennett acquired knowledge while employed by Company.

2.	Scope of Employment

Bennett and Company mutually agree that the scope of the employee's services to the Company is as follows:

A. Bennett will become Vice President and Secretary for the Company. As the Vice President and Secretary, Bennett will be in charge of administration for drilling operations including and responsible for compliance with RRC and other regulatory bodies as it relates to drilling operations.

3.	Reasonableness of Terms.

A. Bennett has carefully read and considered the provisions of this Agreement and, having done so, agrees that the terms set forth therein are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, members, and other employees.

B. In the event that, notwithstanding the foregoing, any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included.

4.	At Will Employment.

Bennett acknowledges that Bennett's employment is "at will," subject to applicable law, and that either the Company or Bennett may terminate Bennett's employment at any time, with or without notice, for any reason or no reason whatsoever. Nothing in this Agreement shall constitute a promise of employment for any particular duration or rate of pay.

5.	Consideration.

A. In consideration for this Agreement, the Company hereby agrees to give to Bennett an annual salary of $84,000.00 (Eighty Four Thousand Dollars) and a car allowance equal to $18,000 per annum ($1,500 per month). In addition to the annual salary, Bennett will receive a restricted stock grant of 400,000 shares of common stock of the Company with vesting as follows: (1) 200,000 shares to vest on March 31, 2008; and (2) 200,000 shares to vest on March 31, 2009.

B. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Bennett, and their respective heirs, personal and legal representatives, successors and assigns.

6.	Trade Secrets and Confidential Information

A. Trade secrets as used in this agreement means all or any part of any Company pattern, customer list or related customer information, sales or marketing plan, financial data, design, process procedure, formula, compilation of information, improvement or invention, that is (i) known to Company only, (ii) is considered and treated within the Company and by the Company as confidential, Company, and (iii) gives the Company an advantage over the competitors who do not know or use it.

B. Confidential Information, as used in this Agreement, means all non-public and proprietary information or technology used in the Company's business. Information that can be readily reproduced from publicly available sources is not Confidential Information. Confidential Information includes both written and unwritten information, patentable or non-patentable information, and copyrightable or non-copyrightable information. Subject to the foregoing limitations, Confidential Information includes (i) information that belongs to the Company, (ii) the Confidential Information of any entity controlling, controlled by, or under common control with, the Company; and (iii) information confidentially provided to the Company by its customers or others. Confidential Information includes, without limitation; customer data, customer account information, and customer lists; sales records; invoices; contracts; information contained in customer files; information provided by customers and pertaining to their finances, operations or finances or operations of third parties; Trade Secrets; financial statements or financial information; current or contemplated future business plans; designs; performance specifications; marketing plans; strategies or schematics; pricing; and computer data, documentation, or algorithms.

Bennett acknowledges that the Company is engaged in an industry with rapidly emerging technology and know-how. Bennett acknowledges that Trade Secrets and Confidential Information are valuable and unique assets of the Company or of the customers or others that furnished such Confidential Information to the Company. Bennett and Company acknowledge that Bennett may be provided access to Trade Secrets and Confidential Information during the course of employment, that to the extent that such access is granted, it will advance the Bennett's career, and that use of Trade Secrets and Confidential Information for any purpose other than the sole benefit of the Company is wrong and would cause irreparable harm to the Company. Accordingly, Bennett agrees:

(1)	To hold all Trade Secrets and Confidential Information in strictest confidence and, unless Company gives Bennett prior written consent to do so, not to disclose or use any such Trade Secrets and Confidential Information (except for use as required in performance of his or her duties for the Company) either during employment or after termination of his or her employment.

(2)	During and after employment, never to use Trade Secrets or Confidential Information other than in the course of employment for the Company;

(3)	During and after employment, to use all reasonable measures to prevent the unauthorized use of Trade Secrets and Confidential Information by others.

(4)	During and after employment to take common sense precautions to protect Company Trade Secrets and Confidential Information, such as never discussing them in public places like elevators, airplanes, or restaurants; personal conversations; and never carelessly handling documents containing such Trade Secrets or Confidential Information; and

(5)	To advise the Company's Manager immediately if anyone from outside the Company attempts to cause Bennett to disclose Company Trade Secrets or Confidential Information.

All Trade Secrets and Confidential Information belong solely to the Company or, as applicable, to its customers or others who confidentially provide such information to the Company. Other than documents being used for the work-in-progress by the Bennett, no copies of any written or computer-readable Trade Secrets or Confidential Information shall be made or removed from the Company's offices by the Bennett without prior written consent of the Company. Bennett understands that his or her unauthorized disclosure of Trade Secrets or Confidential Information may result in discipline, up to and including termination of his or her employment.

During and after employment, Bennett agrees that he or she shall continue to be bound by the obligations in this Agreement following termination of his or her employment with the Company.

The confidentiality obligations in this section do not prohibit disclosure to the extent necessary to comply with a court order, or subpoena, or any other obligation imposed by law. However, should Bennett receive a court order, subpoena or request from a government agency pertaining to information that appears to be Confidential Information, Bennett must immediately, and at least five (5) business days prior to disclosing such Confidential Information, notify the Manager by fax and by mail that Bennett has received a request to provide Confidential Information and transmit to him by fax and by mail a copy of the subpoena, court order, or government request received.

C.    Trade secrets and confidential information of others that Bennett may have obtained from previous employees will not be disclosed to the Company by the Bennett without the consent of the prior employer. Bennett agrees that if he or she is bound by confidentiality terms from a prior employer that Bennett will use his or her best efforts to not violate those terms and to ensure that no claim can be made against the Company for a violation of those terms. If Bennett believes that he or she has violated the terms of a prior confidentiality agreement, inadvertently or not, Bennett shall promptly notify the Company of the incident.

D.    No solicitation of Employees. During employment and for a period of twelve (12) months thereafter, Bennett shall not, directly or indirectly, solicit for employment any employee of the Company.

E. Safeguarding Company Property. All Company equipment, computers, software, books, personnel data, graphics materials, and other property shall remain the sole property of the Company even if Bennett is allowed to remove it from the office. Bennett agrees to safeguard all such property in his or her possession and to return it to Company in good condition upon request or upon termination of employment. Bennett understands that he or she may be held financially responsible if such property is not returned or is not returned in good condition or working order (less normal wear).

7.	Inventions/Copyrights

The Company will be the sole owner on a worldwide basis of any and all ideas for inventions, improvements, technology, valuable discoveries, and trade secrets (hereinafter referred to as Intellectual Property), whether patentable or not, that are developed, created, conceived, discovered, learned and/or made by the employee alone or jointly with others during his or her employment by the Company after the date of this Agreement. This paragraph applies to Intellectual Property made or conceived by the Bennett during working hours, or to Intellectual property that is related to business or activities of the Company or that Bennett conceives as a result of his or her employment by the Company. Bennett hereby agrees to promptly disclose to the Company all such Intellectual Property, made, conceived or reduced to practice by Bennett during his or her employment with the Company occurring after the date of this Agreement. Any claim or cause of action of the Bennett against the Company, whether based on this agreement or otherwise will not constitute a defense to the enforcement by the Company of the provisions of this Agreement.

All Intellectual Property made or conceived by the Bennett prior to the date of this Agreement with the Company is excluded from the scope of this Agreement.

Bennett further agrees that Company owns the copyright and all other intellectual property rights in works of authorship, computer programs and all other materials prepared by Bennett during his or her employment with the Company that relate to Company business.

8.	Governing Law.

Construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Texas, and this Agreement is entered into in Tarrant County. The parties to this Agreement consent to the exclusive jurisdiction and venue of the federal and state courts located in Texas, for any action arising out of or relating to this Agreement.

9.	Entire Agreement.

This Agreement contains the entire agreement and understanding by and between the Company and Bennett with respect to the matters that are included in this Agreement, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by the party intended to be bound.

10.	No Waiver.

No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no failure to enforce a provision by the Company shall be deemed a waiver of that or any other term; and a valid waiver of any provision of this Agreement at any time shall not be deemed a waiver of any other provision of this Agreement.

11.	Headings.

The headings used herein are for the convenience of the parties only and shall not be used to define, enlarge or limit any term of this Agreement.

ReoStar Energy Corporation

Dated: __________________________

_________________________________
M.O. Rife III
Chairman of the Board of Directors
ReoStar Energy Corporation

Brett Bennett

Dated: __________________________

_________________________________
Brett Bennett
Vice President & Secretary
ReoStar Energy Corporation